ISSUER FREE WRITING PROSPECTUS DATED SEPTEMBER 9, 2010

(SUPPLEMENTING PRELIMINARY PROSPECTUS SUPPLEMENT ISSUED SEPTEMBER 7, 2010)

FILED PURSUANT TO RULE 433

REGISTRATION STATEMENT NO. 333-161300

GT Solar International, Inc.

Common Stock

This free writing prospectus relates only to the shares of common stock described below and should be read together with the preliminary prospectus supplement dated September 7, 2010 (the “Underlying Shares Preliminary Prospectus Supplement”), relating to the sale by GT Solar Holdings, LLC, as selling stockholder (the “selling stockholder”) of shares of the Company’s common stock to UBS Securities LLC in connection with UBS AG’s offering of its Mandatorily Exchangeable Notes due 2013 (the “exchangeable notes”), included in the Registration Statement on Form S-3 (File No. 333-161300) relating to these shares.  The Registration Statement can be accessed through the following link: http://www.sec.gov/Archives/edgar/data/1394954/000104746909009504/a2194849zs-3a.htm

The following information supplements and updates the information contained in the Underlying Shares Preliminary Prospectus Supplement.

UBS AG  is offering its exchangeable notes, pursuant to which UBS AG will be required to deliver to holders of the exchangeable notes at maturity either a maximum of 15,250,000 shares of the Company’s common stock (or a maximum of 17,500,000 shares if the underwriter’s over-allotment option for the exchangeable notes is exercised in full) or the value of such shares in cash, or a combination of cash and shares, based on a formula linked to the price of the Company’s common stock.  The Company will have no obligation under the exchangeable notes to deliver shares of its common stock to UBS Securities LLC, UBS AG, to any holder of the exchangeable notes or to any other person

In connection with the issuance by UBS AG of its exchangeable notes, the selling stockholder will enter into an agreement to sell 14,000,000 shares of the Company’s common stock to UBS Securities LLC, all of which will be deliverable on the closing date of the exchangeable notes offering.  The selling stockholder will not enter into a forward purchase contract with UBS AG, London Branch in connection with the exchangeable notes offering.

The number of shares to be sold by the selling stockholder in the concurrent common stock offering will be 11,000,000 shares, and the underwriters of the concurrent common stock offering will have an option to purchase from the selling stockholder a maximum of 1,650,000 shares to cover over-allotments.

The Company has been informed by UBS Securities LLC that UBS Securities LLC bought 72,217 shares of the Company’s common stock on behalf of the underwriters of the concurrent common stock offering at an average purchase price of $7.39 per share on September 9, 2010 in pre-stabilization activities.

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) AND A PROSPECTUS SUPPLEMENT WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES.  BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT, THE PROSPECTUS SUPPLEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING.  YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV OR BY CLICKING ON THE LINK ABOVE.  ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND TO YOU THE PROSPECTUS AND PROSPECTUS SUPPLEMENT IF YOU REQUEST IT BY CONTACTING UBS

SECURITIES LLC, 299 PARK AVENUE, NEW YORK, NEW YORK, 10171, ATTN: PROSPECTUS DEPARTMENT (888-827-7275, EXT. 3884).

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW OR ELSEWHERE WITHIN THE EMAIL ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.